Exhibit 10.18
COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS
Named executive officers are compensated under arrangements providing for employment at will and are also parties to Management Continuity and Severance Agreements previously filed.

	Base Salary	Bonus Amount	2005 Stock
Name	(effective 1/1/05)	Paid in 2005	Option Award

Dino Dina	$338,000	$130,000	50,000 shares
Bob Coffman	$250,000	$96,000	75,000 shares
Dan Levitt	$260,000	$41,667(1)	50,000 shares
Deborah Smeltzer	$260,000	Not applicable(2)	No grant(3)
Stephen Tuck	$221,000	$85,000	50,000 shares
Gary Van Nest	$221,000	$63,750	25,000 shares
The stock options granted to the named executive officers by the Compensation Committee were granted on January 20, 2005. The stock options have an exercise price per share of $7.49, which was the fair market value at the time of the grant. Each executive officer’s stock options listed above will vest on an equal monthly basis over a four-year period.

(1)	Excludes $58,333 paid as a guaranteed bonus in 2004.

(2)	Deborah Smeltzer joined the Company on January 4, 2005 as Vice President, Operations and Chief Financial Officer and was not eligible for a bonus related to 2004 activities but received a signing bonus of $50,000.

(3)	Deborah Smeltzer did not receive an annual option grant for 2005; rather she received two option grants at her hiring date of January 4, 2005 totaling 225,000 shares with an exercise price of $7.32, which was the fair market value at the time of the grant. The first option for 200,000 shares vests as to one-quarter of all underlying shares at the one-year anniversary of her grant and 1/48th of all underlying shares on a monthly basis thereafter. The second option for 25,000 shares vests upon the achievement of a specified milestone.